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SENOMYX, INC.

(Name of Registrant as Specified In Its Charter)

By Lee Keddie for CONCERNED SHAREHOLDERS AND NOMINEES OF SENOMYX
(Barry Igdallof, Lee Keddie, Benjamin Large, Paul Evans, Gus Halas, David Pointer, Martin Singer, Mark Stolper, Bob Pearse, Brian Harper, John Climaco, Charles Gillman)

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CONCERNED SHAREHOLDERS AND NOMINEES OF SENOMYX April, 2017 Investor Presentation

Table of contents • Who We Are • Long History of Underperformance by Incumbent Board • Our Nominees and their Expertise • Going Forward

Who We Are • Nominees with long history of public company turnaround experience • Committed to unlocking shareholder value

Underperformance 0 50 100 150 200 250 300 350 2011 2012 2013 2014 2015 2016 Senomyx, Inc. NASDAQ Composite NASDAQ Biotechnology Name 2011 2012 2013 2014 2015 2016 Senomyx , Inc. 100 48.3 145.4 172.7 108.3 27.6 NASDAQ Composite 100 116.4 165.5 188.7 200.3 216.5 NASDAQ Biotechnology 100 134.7 232.4 307.7 328.8 262.1

1 Year Chart 0.0 50.0 100.0 150.0 200.0 250.0 1-Apr-16 1-May-16 1-Jun-16 1-Jul-16 1-Aug-16 1-Sep-16 1-Oct-16 1-Nov-16 1-Dec-16 1-Jan-17 1-Feb-17 1-Mar-17 1-Apr-17 Senomyx Inc Peer group average

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5 Year Chart 0.0 100.0 200.0 300.0 400.0 500.0 600.0 Senomyx Inc Peer group average

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1 Year Chart 0.0 100.0 200.0 300.0 400.0 500.0 600.0 1-Apr-16 1-May-16 1-Jun-16 1-Jul-16 1-Aug-16 1-Sep-16 1-Oct-16 1-Nov-16 1-Dec-16 1-Jan-17 1-Feb-17 1-Mar-17 1-Apr-17 Senomyx Inc Anika Therapeutics Inc ArQule, Inc Array Biopharma Inc Cytori Therapeutics Inc Codexis, Inc Dynavax Technologies Corp Exelixis, Inc Geron Corp Inovio Pharmaceuticals Inc Ligand Pharmaceuticals Inc Neurocrine Biosciences, Inc Orexigen Therapeutics Inc Peregrine Pharmaceuticals Progenics Pharmaceuticals, Inc Rigel Pharmaceuticals, Inc Vical Inc

3 Year Chart 0.0 100.0 200.0 300.0 400.0 500.0 600.0 700.0 1-May-14 1-Jun-14 1-Jul-14 1-Aug-14 1-Sep-14 1-Oct-14 1-Nov-14 1-Dec-14 1-Jan-15 1-Feb-15 1-Mar-15 1-Apr-15 1-May-15 1-Jun-15 1-Jul-15 1-Aug-15 1-Sep-15 1-Oct-15 1-Nov-15 1-Dec-15 1-Jan-16 1-Feb-16 1-Mar-16 1-Apr-16 1-May-16 1-Jun-16 1-Jul-16 1-Aug-16 1-Sep-16 1-Oct-16 1-Nov-16 1-Dec-16 1-Jan-17 1-Feb-17 1-Mar-17 1-Apr-17 Senomyx Inc Anika Therapeutics Inc ArQule, Inc Array Biopharma Inc Cytori Therapeutics Inc Codexis, Inc Dynavax Technologies Corp Exelixis, Inc Geron Corp Inovio Pharmaceuticals Inc Ligand Pharmaceuticals Inc Neurocrine Biosciences, Inc Orexigen Therapeutics Inc Peregrine Pharmaceuticals Progenics Pharmaceuticals, Inc Rigel Pharmaceuticals, Inc Vical Inc

5 Year Chart 0.0 200.0 400.0 600.0 800.0 1,000.0 1,200.0 1,400.0 Senomyx Inc Anika Therapeutics Inc ArQule, Inc Array Biopharma Inc Cytori Therapeutics Inc Dynavax Technologies Corp Exelixis, Inc Geron Corp Inovio Pharmaceuticals Inc Ligand Pharmaceuticals Inc Neurocrine Biosciences, Inc Orexigen Therapeutics Inc Peregrine Pharmaceuticals Progenics Pharmaceuticals, Inc Rigel Pharmaceuticals, Inc Vical Inc Codexis, Inc

10 Year Chart 0.0 50.0 100.0 150.0 200.0 250.0 300.0 350.0 400.0 450.0 500.0 1-May-07 1-May-08 1-May-09 1-May-10 1-May-11 1-May-12 1-May-13 1-May-14 1-May-15 1-May-16 Senomyx Inc Anika Therapeutics Inc ArQule, Inc Array Biopharma Inc Cytori Therapeutics Inc Dynavax Technologies Corp Exelixis, Inc Geron Corp Inovio Pharmaceuticals Inc Ligand Pharmaceuticals Inc Neurocrine Biosciences, Inc Orexigen Therapeutics Inc Peregrine Pharmaceuticals Progenics Pharmaceuticals, Inc Rigel Pharmaceuticals, Inc Vical Inc * One company is missing in comparison to other charts - Codexis , Inc

Our Nominees

Barry A. Igdaloff , age 62, has served on the Board of Directors at Novation Companies, Inc. since 2009. He is currently chairman of the Board and the audit committee. He has been the sole proprietor of Rose Capital, an investment advisor in Columbus, Ohio, since 1995. Mr. Igdaloff has been a director of Dynex Capital, Inc. since 2000, and is chairman of its audit committee and a member of its nominating and corporate governance committee. Previously, Mr. Igdaloff was a director of Guest Supply, Inc. prior to its acquisition by Sysco Foods in 2001. Prior to entering the investment business, Mr. Igdaloff was an employee of Ernst & Whinney’s international tax department. Mr. Igdaloff is a non - practicing CPA and a non - practicing attorney. We believe Mr. Igdaloff's qualifications to serve on a Board of Directors includes his financial expertise and his years of experience as an investment advisor, attorney, and accountant. Investment, legal, and accounting issues impact companies in various ways, and Mr. Igdaloff's ability to draw on his experience in these professions allows him to contribute a unique perspective to a Board of Directors. In addition, as a result of his financial expertise and prior audit committee service, Mr. Igdaloff provides valuable insight and advice to Boards regarding their financial risk exposures and financial reporting matters. Barry Igdaloff

Case study: Dynex Capital • During his tenure, the Board lead a series of strategic initiatives including strategic sales of assets, sale of its delinquent property tax receivables portfolio, recapitalization of its equity capital structure and changed its strategy to invest significant portion of its capital in MBS securities issued or guaranteed by a federally chartered corporation (“Agency MBS strategy”). • All these initiatives helped the company’s stock price to increase by more than 1,300% since he joined the company as a Director. 0 5 10 15 20 25 Dec-1996 Dec-1997 Dec-1998 Dec-1999 Stock price performance of Dynex Capital before Mr. Igdaloff's appointment as a director 0 2 4 6 8 Stock price performance of Dynex Capital after Mr. Igdaloff's appointment as a director

Significant expertise ▪ Since he is an investor, Mr. Igdaloff brings “capital allocation” and “ownership mentality” to the companies that he serves. ▪ Skin in the game in the companies that he serves/served as a Director: - Novation Companies, Inc.: 8.5% (Chairman of the Board) - Dynex Capital, Inc.: 1.6% (Chairperson of the Audit Committee) - Guest Supply, Inc.: 7.9% (compensation committee member) ▪ Mr. Igdaloff was a Director of Guest Supply, Inc. prior to its acquisition by Sysco Foods in 2001.

Lee Keddie Lee Keddie is a Results - Driven Business Executive effective at leading fast - paced B2B manufacturing and product companies in both private and public sectors. He has a track record of delivering exceptional Revenue (18% CAGR) Earnings (40% CAGR) and Free Cash Flow growth (38 % CAGR) over 12 years of full P&L responsibility. Mr. Keddie is currently President & CEO of CompuMed Inc., a position he’s held since November 2015. In addition, he is President & CEO of Value Creation Management Group LLC, a company that invests in and provides consulting to companies that need operational improvement. He has been a member of the board of directors of CompuMed Inc. (OTC:CMPD) since November, 2014 and Stephan Co. (OTC:SPCO) since March 2015. In addition, from June 2015 to Feb 2017, he was a board member on the Audit, Compensation and Nomination and Governance Committees of Essex Rental Corp (NASDAQ:ESSX). Prior to his current positions, Lee spent 13 years with HKX, as a Co - owner, President & General Manager. Prior to his business leadership roles, Lee spent over 8 years in both the Commercial and Military sectors of the Aircraft Industry at Boeing, McDonnell Douglas, Bombardier, Learjet and Qantas Airways in Austral ia. Lee is a Professional Engineer, and received an Honors Co - op Mechanical Engineering Degree from the University of Waterloo, and spent two additional years at the University of Toronto in Aerospace Studies. He is a pilot and a member of the Experimental Aircraft Association.

Case Study #1 Operational expertise HKX Mr. Keddie spent 13 years with HKX, as a Co - owner, President & General Manager. • During his tenure, he transformed a hydraulic components startup from $1.8M revenue and 12 people, to a nationally recognized niche market leader with $18M Revenue, 55 employees, and 24% free cash flow. Much of this was the result of relentless focus on scalability and innovation to improve business processes, product offerings, and customer experience. • This success caught the eye of a value - investment PLC out of the UK (Diploma PLC) who purchased the company in 2005. • After the sale in 2005, he took over the role of President/General Manager of the new subsidiary and continued to build scalable systems for growth and efficiency. • Two years after the sale, the construction industry was hit by the worst downturn in 75 years, and mobile equipment saw over 67% declines. Through laser cost control, inventory/AR reduction, strategic employment reduction, and increased investment in training and product development, HKX not only remained profitable despite 39% reduction in revenue, but added $1.2M (15%) free cash flow back to investors and set the company up for a 270% growth over the next 3 years.

Case study #2: Stephen Co. 0 1 2 3 4 5 6 7 8 Jan-2003 Jan-2006 Jan-2009 Jan-2012 Jan-2015 Stock price performance of Stephan Co. before Mr. Keddie’s appointment as a director 0 0.5 1 1.5 2 2.5 Stock price performance of Stephan Co. after Mr. Keddie’s appointment as a director ▪ Stephan Company had a highly profitable, industry - leading Barber Distribution business, and excess low - basis real estate, but was suffering from heavy losses in their stale brands business. ▪ Activists owning 36% of the stock joined the company in March and October 2014. Excess real estate was sold, and the brands business was monetized and wound down. High - priced, ineffective management was terminated, and an internal candidate was appointed to run the business at fair compensation. In the fall of 2015, the company began paying a semi - annual dividend of 7.5 cents, and has paid out a total of $0.30/share through 2/2017. ▪ From March 2014, when the first activist Board member was appointed, up to 2/21/17, Stephan Co. stock returned 80% including dividends, or 22% annually.

Benjamin E. Large, age 38, is currently the Managing Partner at Nutmeg Investments LLC, an investment company (“Nutmeg”), and has worked there since January 2012. Nutmeg has a value oriented approach to investing and works directly with the companies it invests in. He has worked directly with multinational healthcare and technology companies to improve their product development, business strategy and protect their intellectual property. His firm partners with hedge funds and companies to improve their value in public markets and improve corporate governance. Mr. Large’s experience as a board member, his engineering mindset and financial discipline guide his approach to maximizing value in companies. Prior to working at Nutmeg, he has over a decade of engineering and program management experience in the defense aerospace industry at Northrop Grumman from October 2001 to December 2011. Mr. Large was a Senior System Engineer where he managed projects for the design and analysis of satellite communications systems. Mr. Large worked on early stage advanced technology proposals that lead to cutting edge new high speed digital receivers. He lead a team that developed analytical modeling tools that were used for early stage risk reduction and lowered verification costs to allow for more competitive bidding. He provided technical leadership and was responsible for the management of program system requirements. Mr. Large’s initiatives and proposals led to the procurement of advanced projects and innovative technology development. Mr. Large has been a member of the board of directors of The Stephan Company (OTC:SPCO), since December 2016. Mr. Large previously served as a member of the board of directors at CompuMed Inc. (OTC:CMPD), a medical informatics and software company, from December 2014 to October 2016. Mr. Large has a M.S. in Electrical Engineering from the University of Southern California and a B.S. in Computer Engineering from Purdue University. Benjamin Large

Case Study : The Stephan Co. The Stephan Company had at its core a highly profitable, industry - leading Barber Distribution business and excess low - basis real estate. Opportunity for Improvement The company was suffering from heavy losses in their stale brands business. Turnaround Approach Activists owning 36% of the stock joined the company in March and October 2014. The new board conducted a top - down review of the business and began implementing improvements. ▪ Excess, non - productive real estate was sold ▪ The previously unprofitable brands business was monetized and wound down. ▪ A new management incentive based compensation system was implemented using pay for performance metrics. ▪ Excess cash was used to buyback undervalued shares and implement a dividend. From the fall of 2015 to February 2017, the company has paid out a total of $0.30/share in dividends. Result From March 2014, when the first activist Board member was appointed, up to 2/21/17, Stephan Co. stock returned 80% including dividends, or 22% annually.

Mr. Gus D. Halas serves as a Partner of White Deer Energy. Mr. Halas served as the Chief Executive Officer and President of the Central Operating Companies of Central Garden & Pet Company (Central Garden & Pet Corp.) from April 18, 2011 to June 6, 2013. He served as the President and Chief Executive Officer of T - 3 Energy Services Inc. from May 1, 2003 to March 2009. He joined T - 3 in May 2003. Mr. Halas served as the President and Chief Executive Officer at Clore Automotive, Inc. from August 2001 to April 2003. He also helped institute Kaizen and Lean Manufacturing principles on a global scale. From January 2001 to May 2001, he served as the President and Chief Executive Officer at Marley Cooling Tower Company at United Dominion Industries Limited. From January 1999 to August 2000, Mr. Halas served as the President of Pump Services Group at Ingersoll - Dresser Pump Company. From 1986 to 1999, Mr. Halas served in various management roles, including the Senior Vice President, Customer Support Services of Sulzer Industries Inc. He served at Sulzer , Ltd. He served as Chief Executive Officer and President at Interpet Limited. He served as the President and Chief Operating Officer at Marley Cooling Industries and served as the President at Ingersoll - Dresser’s Pump Company. He serves as Member of Advisory Board of White Deer Energy. He has been a Director of OptimizeRx Corporation since August 11, 2014 and Madalena Energy Inc. since January 26, 2015. He has been an Independent Director at Aquilex Holdings LLC since June 2007. He has been an Independent Director at School Specialty, Inc since July 31, 2015. Mr. Halas has been a Director at Triangle Petroleum Corporation since October 2011 and Hooper Holmes Inc. since April 2, 2013. He served as a Director of Aquilex Corporation until July 28, 2011. Mr. Halas served as the Chairman of T - 3 Energy Services Inc., from March 8, 2004 to April 2009 and as a Director from May 1, 2003 to March 2009. He has significant experience in the energy industry and in public companies in both an executive and board role. He holds an M.B.A. from Imede Lausanne Switzerland and a BS in Physics and Economics from Virginia Tech University. Gus D. Halas

Case study #1 Operational turnaround Throughout his career, Mr. Halas has successfully implemented turnaround initiatives at a number of companies. T - 3 Energy Services ▪ During his tenure, revenue grew 3 times to $218 million and operating profit increased by 4X. ▪ He successfully oversaw the integration of various brands and business units, resulting in substantial revenue and EBITDA growth and balance sheet improvements. In order to improve efficiency and cut cost, he instituted Kaizen and Lean Manufacturing principles on a global scale. ▪ In the year 2008, he was ranked #2 in Fortune magazine’s “CEO of 100 fastest - growing companies” in the USA. ▪ At the time of his resignation from T - 3 Energy Services, investors were disappointed by the news and stock plunged by a whopping 30% the same day. Pritchard Capital analyst Brian Uhlmer commented that “Gus Halas has turned the company around”.

“ Halas is effectively controlling the operations of the company and attempting to transform the company from the boondoggle described above into one integrated, multi - brand company that has improved processes, reduced number of facilities, fewer SKUs, and a centralized process for all divisions.” “ In just over a year, Halas has already made great strides in collapsing the silos and implementing a process. Finally, Gus has built out a talented team and has hired people with branding experience.” – Value investor write up, “Value Investor Club”, July 2012 • During his tenure as CEO of the Central Operating Companies of “Central Garden &PET”, he received the following remark from a value investor: Case study #2 Trusted and praised by investors • Trusted representative of successful value investors: Mr. Halas was appointed/nominated as a representative of well respected hedge funds entrusting him a greater role to act as a representative of common shareholders. - Steel Partners Holdings - Cannell Capital, LLC - Maglan Capital, LP

David W. Pointer is the Managing Partner of V.I. Capital Management, LLC. Prior to V.I. Capital, David was a Sr. Portfolio Manager and Sr. Vice President at ICM Asset Management in Spokane, Washington; as well as Portfolio Manager at AIM/INVESCO Investments. David has served on numerous boards of directors; currently serving as Chairman of the Board of CompuMed, Inc. and a Chairman of the Board of Solitron Devices, Inc. David has taught Corporate Finance as an adjunct faculty at Whitworth University’s MBA program as well as Gonzaga University’s MBA program and is an expert in financial analysis and financial markets. David graduated from Central Washington University with a Business Administration degree specializing in finance and economics and later from the Wharton School of Business at the University of Pennsylvania with an MBA in finance and strategic management. David is a member of the CFA Institute and a Chartered Financial Analyst. He lives in Newman Lake, Washington with his wife and two children. Dave Pointer

Significant achievements Portfolio management achievements • David has approximately 20 years of experience managing portfolios, assisting companies in developing strategic direction and increasing returns on capital, and offering merger and acquisition advice. • During his tenure as Portfolio Manager at AIM/INVESCO Investments, he and a small team managed approximately $18 billion in assets achieving a 5 - Star Morningstar rating. Solitron Devices • Mr. Pointer joined the Board of Solitron Devices as an activist and won two Board seats on a 5 seat staggered board. • In Mr. Pointer’s first year on the Solitron Board the new Board achieved a shareholder - aligned incentive package with new Company leadership. • Solitron’s profits had declined into losses prior to the activist campaign to replace two directors. Within the first year the new Board was able to return the Company to profitability. • Additionally, the company reduced the share count by nearly 25%. • Mr. Pointer is experienced in changing the culture and shareholder accountability focus of boards of directors and is a strong advocate for shareholder value creation.

Robert G. Pearse Robert G. Pearse, age 57, currently serves as a Managing Partner at Yucatan Rock Ventures where he specializes in technology investments and consulting since August 2012. Mr. Pearse serves as Chairman of the Board of directors for Crossroads Systems, Inc. (NASDAQ:CRDS) since May 2016, chairman of the Compensation Committee and member of the Audit Committee and the Nomination and Governance Committee since July 2013. Mr. Pearse serves as a director for Ameri Holdings, Inc. (OTC:AMRH), Chairman of the Compensation Committee and member of the Audit Committee since May 2015. Mr. Pearse serves as a director for Novation Companies, Inc. (OTC:NOVC), and chairman of the Compensation Committee and member of the Audit Committee since January 2015. Previously, Mr. Pearse served as a director for Aviat Networks, Inc. (NASDAQ:AVNW), and member of the Compensation Committee and the Nominating and Governance Committee from January 2015 to November 2016. >From 2005 to 2012, Mr. Pearse served as vice president of Strategy and Market Development at NetApp, Inc. (NASDAQ:NTAP), a computer storage and data management company. From 1987 to 2004, Mr. Pearse held leadership positions at Hewlett- Packard Inc. (NYSE:HPQ), most recently as the vice president of Strategy and Corporate Development from 2001 to 2004. Mr. Pearse’s professional experience also includes positions at PricewaterhouseCoopers LLP, Eastman Chemical Company (NYSE:EMN), and General Motors Company (NYSE:GM). Mr. Pearse earned a Master of Business Administration degree from the Stanford Graduate School of Business in 1986, and a Bachelor of Science degree in Mechanical Engineering from the Georgia Institute of Technology in 1982.

Mr. Pearse is a Silicon Valley veteran with a proven track record of identifying and growing technology firms, from startup to F500. • As Vice President of Strategy at NetApp, Inc., Mr. Pearse led the computer storage company from a mid - sized company to F500 listing during his 7 year tenure. • As Vice President of Strategy and Corporate Development at Hewlett Packard, Mr. Pearse drove the rapid growth of HP's services business through successful acquisition and integration of target service firms. • As a Director of Ameri Holdings, Mr. Pearse helped lead the M&A growth strategy which resulted in a 3X stock price appreciation since May 2015. • Mr. Pearse is currently the Managing Partner and Co - Founder at Yucatan Rock Ventures, a firm that has successfully invested in early stage companies with several successful exit events including sale of a home automation business to Google. • Mr. Pearse's extensive leadership experience and deep understanding of the technology industry will make him a valuable addition to the Board. Case study : Operational expertise in technology

Mr . Mark D . Stolper has served as the Chief Financial Officer and Executive Vice President of RadNet , Inc . since July 2004 . Mr . Stolper was employed at Dillon Read Capital Management LLC . He worked at Dillon, Read & Co . Inc . Prior to joining RadNet , he has diverse experiences in investment banking, private equity, venture capital investing and operations . From 1999 to 2004 , he was a Founding Partner/Partner of Broadstream Capital Partners, LLC and West Coast Capital from 1999 to 2004 . He worked at Saratoga Partners and Archon Capital, L . P . He started his career as a member of the corporate finance group at Dillon, Read & Co . Inc . , executing mergers and acquisitions, public and private financings and private equity investments with Saratoga Partners LLP . He also previously served as Vice President of Eastman Kodak Co . 's (NYSE : KODK) Entertainment Imaging subsidiary from 1998 to 1999 and as Vice President at Archon Capital Partners, which made private equity investments in media and entertainment companies, from 1995 to 1998 . He has been a Director of RTI Surgical Inc . since May 31 , 2016 . He has been an Independent Director at On Track Innovations Ltd . since December 30 , 2012 and Surgical Solutions, LLC since January 2015 . He served as a Director of ALCO Stores, Inc . from August 29 , 2014 until June 2015 . He served as the Chairman of Compumed Inc . from May 2007 to October 2014 . He served as a Director of Physiotherapy Associates, Inc . from December 2013 to February 2016 . He served as a Director of Physiotherapy Associates Holdings, Inc . from December 2013 until it was acquired by a subsidiary of Select Medical Holdings Corporation in March 2016 . He served as a Director of Metropolitan Health Networks Inc . since April 23 , 2010 until it was acquired by Humana, Inc . (NYSE : HUM) for approximately $ 850 million in December 2012 and CompuMed Inc . since 2008 . He served as a Director of Tix Corporation from July 2011 to December 24 , 2013 . Mr . Stolper earned his B . A . in Economics from the School of Arts & Sciences at the University of Pennsylvania, his B . S . in Economics with a concentration in Finance from the Wharton School at the University of Pennsylvania and a post - graduate award in Accounting from UCLA . Mark D. Stolper

0 1 2 3 4 Dec-2006 Dec-2007 Dec-2008 Dec-2009 Share Price Performance of Metropolitan Health Networks Before Mr. Stolper’s appointment as a director 0 2 4 6 8 10 12 Apr-2010 Apr-2011 Apr-2012 Share Price Performance of Metropolitan Health Networks After Mr. Stolper’s appointment as a director ▪ In 2010, a group of long term investors installed a new Board. Mark Stolper was one among the key representative of the shareholder group. ▪ Upon his appointment, the revamped Board undertook extensive operational restructuring initiatives. The company either sold or closed less important health - related businesses and initiated customer - service training courses to improve customer service. Also, the company acquired its major competitor in 2012. ▪ At the time of his appointment to the Board, the company’s value hovered around $120 million. In early 2013, the company was sold to Humana, Inc. for approx. $850 million. Case Study : Metropolitan Health Networks

Next Steps • The Concerned Shareholders and Nominees of Senomyx will seek all opportunities to maximize stockholder value through the careful evaluation of all components of the business. • Footnote: Steel Partners Holdings, Cannell Capital, LLC and Maglan Capital, LP as mentioned in Gus Halas’ bio are not parties to this solicitation